HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share (1)
(Unaudited)

                                                    Three months ended            Six months ended
                                                        August 31,                    August 31,
                                                   1997           1996           1997           1996
                                               -----------     ----------     ----------     ----------
Earnings used in calculations:

Net loss used in per
    share calculation                          $  (127,241)      (108,209)      (216,766)      (136,684)
                                               ===========     ==========     ==========     ==========


Shares used in calculation:

  Average number of shares outstanding           8,499,029      8,433,342      8,499,029      8,380,613

  Additional shares issuable assuming
      exercise of outstanding stock options           --           33,011           --           33,508

  Additional shares issuable assuming
      exercise of outstanding warrants                --           24,030           --           24,031
                                               -----------     ----------     ----------     ----------

Weighted average number of common and
  common equivalent shares outstanding           8,499,029      8,490,383      8,499,029      8,438,152
                                               ===========     ==========     ==========     ==========

Loss per common share                                 (.01)          (.02)          (.03)          (.02)
                                               ===========     ==========     ==========     ==========


(1) Earnings per share assuming full dilution are not different from primary earnings per share.